           ________________________________________________________________
           ________________________________________________________________


                               STOCK PURCHASE AGREEMENT


                            Dated as of February 20, 1997


                                     By and Among


                           NATIONAL FIBERSTOK CORPORATION,


                           AMERICOMM DIRECT MARKETING, INC.


                                         and


                                 THE STOCKHOLDERS OF
                           AMERICOMM DIRECT MARKETING, INC.


           ________________________________________________________________
           ________________________________________________________________

                                  TABLE OF CONTENTS
                                  -----------------

                                                                            Page
                                                                            ----


ARTICLE I

DEFINITIONS..................................................................  2

ARTICLE II

PURCHASE OF STOCK............................................................ 10
    Section 2.1  Purchase of Stock........................................... 10
    Section 2.2  Price....................................................... 11
    Section 2.3  Payment of Indebtedness..................................... 12
    Section 2.4  Closing..................................................... 12

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF THE COMPANY................................ 13
    Section 3.   Representations and Warranties of the Company............... 13
    Section 3.1  Existence and Good Standing................................. 13
    Section 3.2  Capital Stock............................................... 13
    Section 3.3  Authorization and Validity of this Agreement................ 14
    Section 3.4  Subsidiaries and Investments................................ 15
    Section 3.5  Financial Statements; No Material Changes................... 15
    Section 3.6  Books and Records........................................... 17
    Section 3.7  Title to Properties; Encumbrances........................... 17
    Section 3.8  Real Property............................................... 18
    Section 3.9  Intellectual Property....................................... 18
    Section 3.10  Leases..................................................... 19
    Section 3.11  Material Contracts......................................... 19
    Section 3.12  Consents and Approvals; No Violations...................... 21
    Section 3.13  Litigation................................................. 22
    Section 3.14  Taxes...................................................... 23
    Section 3.15  Liabilities................................................ 27
    Section 3.16  Insurance.................................................. 27
    Section 3.17  Compliance with Laws....................................... 27
    Section 3.18  Employment Relations....................................... 28
    Section 3.19  Employee Benefit Plans..................................... 28
    Section 3.20  Interests in Customers, Suppliers, etc..................... 36
    Section 3.21  Environmental Laws and Regulations......................... 37
    Section 3.22  Bank Accounts, Powers of Attorney.......................... 40
    Section 3.23  Compensation of Employees.................................. 41
    Section 3.24  Conduct of Business........................................ 41
    Section 3.25  Customer Relations......................................... 41


                                         (i)

    Section 3.26  Condition of Assets........................................ 41
    Section 3.27  Broker's or Finder's Fees.................................. 42

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLERS................................ 42
    Section 4.   Representations and Warranties of the Sellers............... 42
    Section 4.1  Ownership of Stock.......................................... 42
    Section 4.2  Authorization and Validity of Agreement..................... 43
    Section 4.3  Restrictive Documents....................................... 43
    Section 4.4  Broker's or Finder's Fees................................... 44
    Section 4.5  Interests in Customers, Suppliers, etc...................... 44

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER.............................. 44
    Section 5.   Representations and Warranties of the Purchaser............. 44
    Section 5.1  Existence and Good Standing; Power and Authority............ 45
    Section 5.2  Restrictive Documents....................................... 45
    Section 5.3  Purchase for Investment..................................... 45
    Section 5.4  Broker's or Finder's Fees................................... 46

ARTICLE VI

TRANSACTIONS PRIOR TO THE CLOSING DATE....................................... 46
    Section 6.1  Conduct of Business of the Company.......................... 46
    Section 6.2  Exclusive Dealing........................................... 49
    Section 6.3  Review of the Company....................................... 49
    Section 6.4  Reasonable Efforts.......................................... 51
    Section 6.5  Additional Consents......................................... 52
    Section 6.6  Material Transactions....................................... 52
    Section 6.7  Release of Guarantees....................................... 52
    Section 6.8  Supplements to Schedules.................................... 53
    Section 6.9  Satisfaction and Termination of Equity Arrangements......... 53

ARTICLE VII

CONDITIONS TO THE PURCHASER'S OBLIGATIONS.................................... 53
    Section 7.   Conditions to the Purchaser's Obligations................... 53
    Section 7.1  Opinions of Counsel......................................... 54
    Section 7.2  Good Standing and Other Certificates........................ 54
    Section 7.3  No Material Adverse Change.................................. 55


                                         (ii)

    Section 7.4  Truth of Representations and Warranties..................... 55
    Section 7.5  Performance of Agreements................................... 55
    Section 7.6  No Litigation Threatened.................................... 55
    Section 7.7  Third Party Consents; Governmental Approvals................ 56
    Section 7.8  Termination of Security Interests........................... 56
    Section 7.9  Resignations................................................ 56
    Section 7.10  Financing.................................................. 56
    Section 7.11  FIRPTA..................................................... 57
    Section 7.12  HSR Act.................................................... 57
    Section 7.13  Escrow Agreement........................................... 57
    Section 7.14  Non-Competition Agreement.................................. 57

ARTICLE VIII

CONDITIONS TO THE COMPANY'S
AND THE SELLERS' OBLIGATIONS................................................. 57
    Section 8.   Conditions to the Company's and the Sellers' Obligations.... 57
    Section 8.1  Opinions of Counsel......................................... 58
    Section 8.2  Truth of Representations and Warranties..................... 58
    Section 8.3  Third Party Consents; Governmental Approvals................ 58
    Section 8.4  Performance of Agreements................................... 58
    Section 8.5  No Litigation Threatened.................................... 59
    Section 8.6  HSR Act..................................................... 59

ARTICLE IX

TAX MATTERS.................................................................. 59
    Section 9.1  Tax Returns................................................. 59
    Section 9.2  Apportionment of Taxes...................................... 61
    Section 9.3  Cooperation; Audits......................................... 62
    Section 9.4  Controversies............................................... 63
    Section 9.5  Amended Returns............................................. 64
    Section 9.6  Non-foreign Person Affidavit................................ 65
    Section 9.7  Indemnification............................................. 65
    Section 9.8  Transfer Taxes.............................................. 67

ARTICLE X

SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION................................. 68
    Section 10.1  Survival of Representations................................ 68
    Section 10.2  Indemnification............................................ 68
    Section 10.3  Indemnification Procedure.................................. 70


                                        (iii)

ARTICLE XI

TERMINATION.................................................................. 73
    Section 11.1  Termination................................................ 73
    Section 11.2  Effect of Termination...................................... 74

ARTICLE XII

MISCELLANEOUS................................................................ 75
    Section 12.1  Best Knowledge of the Company.............................. 75
    Section 12.2  Expenses................................................... 75
    Section 12.3  Governing Law.............................................. 75
    Section 12.4  Captions................................................... 76
    Section 12.5  Publicity.................................................. 76
    Section 12.6  Notices.................................................... 76
    Section 12.7  Parties in Interest........................................ 77
    Section 12.8  Counterparts............................................... 77
    Section 12.9  Entire Agreement........................................... 77
    Section 12.10  Amendments................................................ 78
    Section 12.11  Severability.............................................. 78
    Section 12.12  Third Party Beneficiaries................................. 78
    Section 12.13  Jurisdiction.............................................. 78

EXHIBITS

    Exhibit A - Form of Opinion of Counsel to the Company
    Exhibit B - Form of Escrow Agreement
    Exhibit C - Form of Non-Competition Agreement
    Exhibit D - Form of Opinion of Counsel to Purchaser

ANNEXES

    Annex I   -    Stockholders; Stock
    Annex II  -    Phantom Stock and Non-Accrued Bonus Obligations
    Annex III -    205 Eiler Street Purchase and Sale Agreement
    Annex IV -     Aggregate Closing Payment; Escrow Account

SCHEDULES

    Schedule 1.1(a)     Capital Lease and Equipment Loan Obligations
    Schedule 1.1(d)     Gibraltar Bank Investment
    Schedule 3.2(a)     Capital Stock


                                         (iv)

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    Schedule 3.4(a)     Subsidiaries and Investments
    Schedule 3.7        Title to Properties; Encumbrances
    Schedule 3.8        Real Property
    Schedule 3.9        Intellectual Property
    Schedule 3.10       Leases
    Schedule 3.11       Material Contacts
    Schedule 3.12       Consents and Approvals
    Schedule 3.13       Litigation
    Schedule 3.14       Tax Matters
    Schedule 3.16       Insurance
    Schedule 3.18       Employment Relations
    Schedule 3.19       Employment Benefit Plans
    Schedule 3.20       Interests in Customers; Suppliers
    Schedule 3.21       Environmental Laws and Regulations
    Schedule 3.22       Bank Accounts; Powers of Attorney
    Schedule 3.24       Conduct of Business
    Schedule 6.7        Release of Guarantees


                                         (v)

                               STOCK PURCHASE AGREEMENT


    STOCK PURCHASE AGREEMENT (this "AGREEMENT"), dated as of February 20, 1997, by and among NATIONAL FIBERSTOK CORPORATION, a Delaware corporation (the "PURCHASER"), AMERICOMM DIRECT MARKETING, INC. a Delaware corporation (the "COMPANY") and the stockholders of the Company listed on ANNEX I attached hereto (the "STOCKHOLDERS"). The Stockholders shall be referred to herein individually as a "SELLER" and collectively as the "SELLERS."

                                W I T N E S S E T H :

    WHEREAS, each of the Sellers is the holder of the number of common shares of stock, no par value, of the Company (collectively, the "STOCK") set forth opposite such Seller's name in ANNEX I hereto, which shares of the Seller constitute all of the issued outstanding shares of the capital stock of the Company;

    WHEREAS, prior to the Closing (as hereafter defined) the Company intends to issue .622318 shares of its Common Stock (as hereafter defined) to Ann Ingram and 6.373391 shares of its Common Stock to each of Marc Ingram, Michael Ingram and Nancy Ingram Blum, and such individuals shall, upon the issuance of such shares of Common Stock, become Sellers under this Agreement and their names shall be listed in ANNEX I attached hereto (such individuals being hereafter referred to as the "PROSPECTIVE STOCKHOLDERS");

    WHEREAS, the Sellers desire to sell, and the Purchaser desires to purchase, the Stock pursuant to this Agreement; and

    WHEREAS, it is the intention of the parties hereto that, upon consummation of the purchase and sale of the Stock pursuant to this Agreement, the Purchaser shall own all of the outstanding shares of capital stock of the Company.

    NOW, THEREFORE, IT IS AGREED:


                                      ARTICLE I
                                     DEFINITIONS

    Section 1.1 DEFINITIONS. In addition to the terms defined elsewhere in this Agreement, the following terms shall have the respective meanings specified therefor below (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

    "AGGREGATE CLOSING PAYMENT" shall have the meaning specified in Section
2.2.

    "AGREEMENT" shall mean this Agreement (including the Exhibits, Annexes and Schedules attached hereto), as amended, modified or supplemented from time to time.

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    "AUDITED STATEMENTS" shall have the meaning specified in Section 3.5(a).

    "BALANCE SHEET" shall have the meaning specified in Section 3.5(b).

    "BALANCE SHEET DATE" shall have the meaning specified in Section 3.5(b).

    "BUSINESS DAY" shall mean any day other than a Saturday, a Sunday or a day on which banks located in New York, New York shall be authorized or required by law to close.

    "CAPITAL LEASE GUARANTEES" shall have the meaning set forth in Section 6.7.

    "CLAIM" shall have the meaning specified in Section 10.3(a).

    "CLOSING" shall have the meaning specified in Section 2.4.

    "CLOSING DATE" shall have the meaning specified in Section 2.4.

    "CODE" shall have the meaning specified in Section 3.14(c)(iv).

    "COMMON STOCK" shall have the meaning specified in Section 3.2.

    "COMPANY" shall have the meaning described in the preamble to this Agreement.

    "COMPANY PROPERTY" shall have the meaning specified in Section 3.21.

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    "DAMAGES" shall have the meaning specified in Section 10.2(a).

    "DMS TRANSACTION" shall have the meaning specified in Section 6.6.

    "DRMO TRANSACTION" shall have the meaning specified in Section 6.6.

    "EMPLOYEE BENEFIT PLANS" shall have the meaning specified in Section
3.19(a).

    "ENCUMBRANCES" shall have the meaning specified in Section 3.7.

    "ENVIRONMENTAL CLAIMS" shall have the meaning specified in Section 3.21.

    "ENVIRONMENTAL LAW" shall have the meaning specified in Section 3.21.

    "ERISA" shall have the meaning specified in Section 3.19(a)(i).

    "ESCROW ACCOUNT" shall have the meaning specified in Section 2.2(a).

    "ESCROW AGENT" shall have the meaning specified in Section 2.2(a).

    "ESCROW AGREEMENT" shall have the meaning specified in Section 7.13.

    "GAAP" shall have the meaning specified in Section 3.5(a).

    "HAZARDOUS MATERIALS" shall have the meaning specified in Section 3.21.

    "HSR ACT" shall have the meaning specified in Section 6.4.

    "INDEMNIFIED PARTY" shall have the meaning specified in Section 10.3(a).

    "INDEMNIFYING PARTY" shall have the meaning specified in Section 10.3(a).

    "INTELLECTUAL PROPERTY" shall have the meaning specified in Section 3.9.

    "MATERIAL ADVERSE EFFECT" shall have the meaning specified in Section 3.1.

    "OVERLAP PERIOD" shall have the meaning specified in Section 9.4.

    "PERMITTED PAYMENTS OR ASSIGNMENTS" means:

    (a) payment of (i) indebtedness of the Company to Mr. Calvin Ingram and Mr. Michael Ingram in the aggregate amount of $175,000 which amount was paid in December 1996 and (ii) regular monthly amounts as provided under the capital lease and equipment loan obligations of the Company described in SCHEDULE 1.1(a);

    (b) payment of cash dividends and other cash distributions to the Sellers in an amount equal to the sum of (i)(x) $2,900,938 less (y) the phantom stock and non-accrued bonus obligations of the Company described on ANNEX II hereto

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plus (ii) an amount equal to 43.83% of the consolidated taxable income (but not the loss) of the Company (which taxable income shall reflect the write off of the $50,000 "other asset" relating to the property located at 205 Eiler Street, Louisville, Kentucky) for the period from December 1, 1996 to the Closing Date determined on a basis consistent with the preparation of the Company's prior tax returns and shall be subject to the last paragraph of this definition;

    (c) assignment or distribution immediately prior to the Closing to the Sellers of the Company's investment(s) in McCown De Leeuw & Co. III, L.P.;

    (d) assignment or distribution immediately prior to the Closing to the Sellers of the Company's investment in Gibraltar Bank as described in SCHEDULE 1.1(a);

    (e) assignment or distribution immediately prior to the Closing to the Sellers of the Company's right to receive the deferred purchase price (but not interim rent payments) due on April 30, 1998 in respect of the property located at 205 Eiler Street, Louisville, Kentucky, pursuant to the purchase and sale agreement, a copy of which is attached hereto as ANNEX III;

    (f) assignment or distribution immediately prior to the Closing to the Sellers of the account receivable from Mr. John Hanson in the amount of $16,456;

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    (g)  assignment or distribution immediately prior to the Closing to the
Sellers of the account receivable from Basil Trucking in the amount of $72,000; and

    (h) assignment immediately prior to the Closing to the Sellers of the Company's right to receive Kentucky state income tax refunds for the tax years 1992 through 1994.

    The parties acknowledge that the Company will pay its phantom stock and non-accrued bonus obligations described on ANNEX II hereto immediately prior to the Closing out of the available cash referred to in clause (b)(i)(x) of the preceding sentence. The Company and Sellers reserve the right to adjust the phantom stock and non-accrued bonus obligations described on Annex II up to and including two (2) days before the Closing Date, with the understanding that any additional sums will come out of the available cash referred to in clause
(b)(i)(x) above, namely the $2,900,938, less adjustments.

    The Sellers, the Purchaser and the Company agree that, as of the Closing Date, they shall estimate an amount equal to 43.83% of the taxable income (but not the loss) of the Company for the period from December 1, 1996 to the Closing Date, determined on the basis consistent with the preparation of the Company's prior tax returns. This amount shall be distributed to the Sellers by the Company immediately prior to the Closing. The Sellers, the Purchaser and the Company shall, upon the filing of the final tax return for the period or periods beginning December 1, 1996 and ending on the Closing Date, mutually agree on the amount of taxable income to be attributed to Sellers, and the Company shall distribute to the Sellers a sum equal to 43.83% of such agreed upon taxable income attributed to the Sellers, minus the amount, if any, that was distributed pursuant to this paragraph to the Sellers immediately prior to the Closing. Said net amount shall be distributed within ten (10) days after the filing of the applicable tax return. If the amount distributed to the Sellers immediately prior to the Closing pursuant to this paragraph exceeds 43.83% of the agreed amount of taxable income to be attributed to the Sellers, the excess shall be refunded by Calvin Ingram to the Company within ten (10) days after the filing of the applicable return.

    "PERSON" shall have the meaning specified in Section 3.11.

    "POST-CLOSING PERIOD" shall have the meaning specified in Section 9.2.

    "PRE-CLOSING PERIOD" shall have the meaning specified in Section 3.14(b).

    "PROSPECTIVE STOCKHOLDERS" shall have the meaning specified in the preamble to this Agreement.

    "PURCHASER" shall have the meaning specified in the preamble to this Agreement.

    "REAL PROPERTY" shall have the meaning set forth in Section 3.8.

    "RETURNS" shall have the meaning specified in Section 3.14(a).

    "SELLER" and "SELLERS" shall have the meanings specified in the preamble to this Agreement; provided that the term, "SELLER" and "SELLERS" shall include, individually or collectively, as applicable, Ann Ingram, Marc Ingram, Michael Ingram and Nancy Ingram upon the issuance by the Company of the shares of Common Stock to such individuals as contemplated in Section 6.1.

    "STOCK" shall have the meaning specified in the preamble to this Agreement.

    "STOCKHOLDER" shall have the meaning specified in the preamble to this Agreement.

    "SUBSIDIARIES" means, with respect to any entity, a corporation or other entity of which a majority of the outstanding shares of voting stock or other voting equity interests are owned by such entity, either directly or indirectly through one or more intermediaries.

    "TAXES" means all taxes, assessments, charges, duties, fees, levies or other governmental charges, including, without limitation, all Federal, state, local, foreign and other income, franchise, profits, capital gains, capital stock, transfer, sales, use, occupation, property, excise, severance, windfall profits, stamp, license, payroll, withholding and other taxes, assessments, charges, duties, fees, levies or other governmental charges of any kind whatsoever (whether payable directly or by withholding and whether or not requiring the filing of a Return), all estimated taxes, deficiency assessments, additions to tax, penalties and interest and shall include any liability for such amounts as a result either of being a member of a combined, consolidated, unitary or affiliated group or of a contractual obligation to indemnify any person or other entity.

    "TAX MATTER" shall have the meaning specified in Section 9.4.

    "UNAUDITED STATEMENTS" shall have the meaning specified in Section 3.5(b).


                                      ARTICLE II

                                  PURCHASE OF STOCK

    Section 2.1 PURCHASE OF STOCK. Subject to the terms and conditions set forth in this Agreement, the Purchaser agrees to purchase from each of the Sellers on the Closing Date and each of the Sellers agree to sell, assign, transfer and deliver to the Purchaser on the Closing Date, the shares of Stock so owned by such Seller. The certificates representing the Stock shall be duly endorsed in blank, or accompanied by stock powers duly executed in blank, by the Sellers transferring the same to the Purchaser with all necessary transfer tax and other revenue stamps, acquired at the Purchaser's expense, affixed and cancelled. The Sellers agree to cure any deficiencies with respect to the endorsement of the certificates representing the Stock owned by the Sellers or with respect to the stock power accompanying any such certificates.

    Section 2.2 PRICE. In full consideration for the sale by the Sellers of the Stock to the Purchaser, the Purchaser shall deliver at the Closing to the Sellers an amount equal to $24,000,000 less the amounts to be repaid in accordance with Section 2.3 (such net amount, the "AGGREGATE CLOSING PAYMENT") by wire transfer in immediately available funds as follows:

         (a) to the escrow agent (the "ESCROW AGENT") to be held in an escrow account (the "ESCROW ACCOUNT") pursuant to the provisions of the Escrow Agreement as contemplated by Section 10.2(e) hereof, an amount equal to $1,000,000, representing the sum of that portion of the Aggregate Closing Payment to be held in the Escrow Account as set forth in ANNEX IV hereto; and

         (b) to Ann Ingram, the sum of Two Hundred Fifty Thousand ($250,000.00); to Marc Ingram the sum of One

    Hundred Fifty Thousand Dollars ($150,000.00); to Michael Ingram the sum of One Hundred Fifty Thousand Dollars ($150,000.00); to Nancy Ingram Blum the sum of One Hundred Fifty Thousand Dollars ($150,000.00); and to Calvin Ingram the balance of the Aggregate Closing Payment, in each case as set forth opposite such Seller's name in ANNEX IV hereto, said sums to be wire transferred to the accounts specified by each of the Sellers to the Purchaser at least two (2) Business Days prior to Closing.

    Section 2.3 PAYMENT OF INDEBTEDNESS. In addition to the payment of the Aggregate Closing Payment pursuant to Article II hereof, at the Closing, Purchaser shall, by wire transfer, pay or cause the Company to repay the outstanding balance of all indebtedness of the Company (other than $34,000 of capitalized lease obligations of the Company), in each case as of the opening of business on the Closing Date.

    Section 2.4 CLOSING. The purchase and sale referred to in Section 2.1 (the "CLOSING") shall take place at 10:00 A.M. at the offices of White & Case, New York, New York on April 15, 1997, or at such other time and date (not later than April 15, 1997) as the parties hereto shall designate in writing. Such date is herein referred to as the "CLOSING DATE".

                                     ARTICLE III

                    REPRESENTATIONS AND WARRANTIES OF THE COMPANY

    Section 3. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Purchaser as follows:

    Section 3.1 EXISTENCE AND GOOD STANDING. The Company is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation. The Company has the requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted. The Company is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the character or location of the properties owned, leased or operated by the Company or the nature of the business conducted by the Company makes such qualification or license necessary, except where the failure to be so duly qualified or licensed would not have a material adverse effect on the business, operations, financial condition or results of operations of the Company (a "MATERIAL ADVERSE EFFECT").

    Section 3.2 CAPITAL STOCK. The Company has an authorized capitalization consisting of 3,000 shares of common stock, no par value (the "COMMON STOCK"), of which 1,000 shares are issued and outstanding. It is understood and agreed between the parties that prior to Closing, an additional 19.742491 shares of Common Stock will be issued and outstanding. Such shares of Common Stock will be issued in the amounts specified in the preamble to this Agreement, and all said shares of Common Stock shall be transferred at Closing to the Purchaser pursuant to this Agreement. All outstanding shares of capital stock of the Company have been duly authorized and validly issued and are fully paid and nonassessable. Except as set forth on SCHEDULE 3.2(a) there are no outstanding subscriptions, options, warrants, rights, calls, commitments, conversion rights, rights of exchange, plans or other agreements of any character providing for the purchase, issuance or sale of any shares of the capital stock of the Company.

    Section 3.3 AUTHORIZATION AND VALIDITY OF THIS AGREEMENT. The Company has the requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by the Company and the performance of its obligations hereunder have been duly authorized and approved by its Board of Directors and by the holders of a requisite amount of the Stock and no other corporate action on the part of the Company or action by the Sellers is necessary to authorize the execution, delivery and performance of this Agreement by the Company. This Agreement has been duly executed and delivered by the Company and, assuming due execution of this Agreement by the Purchaser, is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

    Section 3.4 SUBSIDIARIES AND INVESTMENTS. Except as set forth on SCHEDULE 3.4(a), the Company does not own any capital stock or other equity or ownership or proprietary interest in any corporation, partnership, association, trust, joint venture or other entity.

    Section 3.5  FINANCIAL STATEMENTS; NO MATERIAL CHANGES.     (a) The Company
has heretofore furnished the Purchaser with audited balance sheets of the Company and its previously owned subsidiaries for the years ended 1993, 1994 and 1995, together with related statements of income and retained earnings and cash flows for the fiscal years then ended, together with the reports of Deloitte & Touche LLP (collectively, the "AUDITED STATEMENTS"). The Audited Statements, including the footnotes thereto, have been prepared in accordance with generally accepted accounting principles consistently applied by the Company throughout the periods indicated ("GAAP") and fairly present in all material respects the financial position of the Company and its previously owned subsidiaries at the respective dates thereof, and the results of the operations and cash flows of the Company for the respective periods indicated.

    (b) The Company has also heretofore furnished the Purchaser with unaudited, balance sheets of the Company for the months ended September 30, November 30, and December 31, 1996, together with related statements of income and changes in financial position for the period then ended (collectively, the "UNAUDITED STATEMENTS"). The Unaudited Statements have been prepared in accordance with GAAP and fairly present in all material respects the financial position of the Company at their respective dates thereof, and the results of the operations and cash flows of the Company for the respective periods indicated, in each case subject to normal year-end adjustments and except for the absence of notes to such financial statements. The unaudited balance sheet of the Company dated November 30, 1996, is hereinafter referred to as the "BALANCE SHEET" and November 30, 1996, is hereinafter referred to as the "BALANCE SHEET DATE."

    (c) Since December 31, 1995, there has been no (i) material adverse change in the business, operations, financial condition or results of operations of the Company or (ii) material damage, destruction or loss to any asset or property, tangible or intangible, of the Company which materially affects the ability of the Company to conduct its business.

    Section 3.6 BOOKS AND RECORDS. The minute books of the Company and its previously owned subsidiaries, as previously made available to the Purchaser and its representatives, contain materially accurate records of all meetings of, and corporate actions taken by (including action taken by written consent), the respective shareholders and Board of Directors of the Company. At Closing all of the books and records of the Company will be in the possession of the Company.

    Section 3.7  TITLE TO PROPERTIES; ENCUMBRANCES.  Except as set forth on
SCHEDULE 3.7 attached hereto and except for such properties and assets which have been sold or otherwise disposed of in the ordinary course of business since the Balance Sheet Date, the Company has good title to its material properties and assets (real and personal, tangible and intangible), including, without limitation, the material properties and assets reflected in the Balance Sheet, subject to no encumbrance, lien, charge or other restriction of any kind or character ("ENCUMBRANCES"), except for (i) Encumbrances reflected in the Balance Sheet, (ii) Encumbrances for current Taxes, assessments or governmental charges or levies on property not yet due, (iii) Encumbrances arising by operation of law, (iv) Encumbrances described on SCHEDULE 3.7 attached hereto and (v) Encumbrances on leased equipment and leased property that arise out of any of the leases listed on
SCHEDULE 3.10.

    Section 3.8 REAL PROPERTY. SCHEDULE 3.8 attached hereto contains an accurate and complete list of all real property owned in whole or in part by the Company (the "REAL PROPERTY") and identifies the nature of the activities conducted on such property. With respect to all of the buildings, structures and appurtenances situated on the Real Property, the Company has, in its opinion, adequate rights of ingress and egress for operation of the business of the Company in the ordinary course consistent with past practice. None of such buildings, structures or appurtenances, nor the operation or maintenance thereof, violates any restrictive covenant or encroaches, on any property owned by others, except for such violations, encumbrances or encroachments which would not have a Material Adverse Effect.

    Section 3.9 INTELLECTUAL PROPERTY. The Company possesses all licenses, patents, trade names, trademarks and service marks (collectively, the "INTELLECTUAL PROPERTY") necessary for the ownership of its properties and the conduct of its business as presently conducted. All Intellectual Property of the Company is set forth on SCHEDULE 3.9 attached hereto. All such Intellectual Property is in full force and effect and the Company has not received written notice of any event, inquiry, investigation or proceeding threatening the validity of any such Intellectual Property.

    Section 3.10 LEASES. SCHEDULE 3.10 attached hereto contains a list of all leases or sub-leases to which the Company is a party requiring an annual aggregate payment of at least $25,000. Except as otherwise set forth in
SCHEDULE 3.10 attached hereto, each lease or sub-lease set forth in SCHEDULE
3.10 is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws effecting the enforcement of creditors' rights generally and by general equitable principles; all rents and additional rents due to date from the Company on each such lease or sub-lease have been paid; the Company has not received any notice that it is in material default under any such lease or sub-lease; and, to the best knowledge of the Company, there exists no event, occurrence, condition or act (including the consummation of the transactions contemplated by this Agreement) which, with the giving of notice, the lapse of time or the happening of any further event or condition, would become a material default under such lease or sub-lease.

    Section 3.11  MATERIAL CONTRACTS.  Except as set forth on SCHEDULE 3.10 and
SCHEDULE 3.11 attached hereto, the Company neither has nor is bound by (a) any agreement, contract or commitment that involves the performance of services or the delivery of goods and/or materials by the Company of an amount or value in excess of $25,000, other than purchase orders entered into in the ordinary course of business, (b) any agreement, contract or commitment not in the ordinary course of business, (c) any agreement, indenture or other instrument which contains restrictions with respect to payment of dividends or any other distribution in respect of its capital stock, (d) any agreement, contract or commitment relating to capital expenditures in excess of $25,000, (e) any agreement, indenture or instrument relating to indebtedness, liability for borrowed money or the deferred purchase price of property (excluding trade payables in the ordinary course of business), (f) any loan or advance to, or investment in, any individual, partnership, joint venture, corporation, trust, unincorporated organization, government or other entity (each a "PERSON"), any agreement, contract or commitment relating to the making of any such loan, advance or investment or any agreement, contract or commitment involving a sharing of profits, (g) any guarantee or other contingent liability in respect of any indebtedness or obligation of any Person (other than in the ordinary course of business), (h) any management service, consulting or any other similar type of contract, (i) any agreement, contract or commitment limiting the ability of the Company to engage in any line of business or to compete with any Person,
(j)
any warranty, guaranty or other similar undertaking with respect to a contractual performance extended by the Company other than in the ordinary course of business, (k) any agreement, contract or commitment with any affiliate of the Company, including any of the Sellers, or (l) any amendment, modification or supplement in respect of any of the foregoing. Except as otherwise set forth on SCHEDULE 3.11, each contract or agreement set forth on SCHEDULE 3.11 is in full force and effect, subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar laws effecting the enforcement of creditors' rights generally and by general equitable principles, and there exists no material default or event of default or to the best knowledge of the Company, event, occurrence, condition or act (including the consummation of the transactions contemplated hereby) which, with the giving of notice, the lapse of time or the happening of any other event or condition, would become a material default or event of default thereunder.

    Section 3.12 CONSENTS AND APPROVALS; NO VIOLATIONS. Except as set forth in SCHEDULE 3.12 attached hereto, the execution and delivery of this Agreement by the Company and the consummation of the transactions contemplated hereby (a) will not violate or contravene any provision of the Certificate of Incorporation or By-laws of the Company, (b) will not violate or contravene any statute, rule, regulation, order or decree of any public body or authority by which the Company is bound or by which any of its properties or assets are bound, (c) will not require any filing with, or permit, consent or approval of, or the giving of any notice to, any governmental or regulatory body, agency or authority, or any other Person and (d) will not result in a violation or breach of, conflict with, constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation, payment or acceleration) under, or result in the creation of any Encumbrance upon any of the properties or assets of the Company under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license, franchise, permit, agreement, lease, franchise agreement or any other instrument or obligation to which the Company is a party, or by which any of its properties or assets may be bound, except, in the case of clauses (c) and (d), for such filings, permits, consents or approvals, the absence of which, and violations, breaches, defaults, conflicts and encumbrances which, in the aggregate, would not have a Material Adverse Effect.

    Section 3.13 LITIGATION. Except as set forth on SCHEDULE 3.13 attached hereto, there is no action, suit, proceeding at law or in equity, arbitration or administrative or other proceeding by or before (or to the best knowledge of the Company any investigation by) any governmental or other instrumentality or agency, pending, or, to the best knowledge of the Company, threatened, against or affecting the Company or its properties or rights which could materially and adversely affect the right or ability of the Company to carry on its businesses as now conducted, or which could have a Material Adverse Effect; and the Company knows of no valid basis for any such action, proceeding or investigation. The Company is not subject to any judgment, order or decree entered in any lawsuit or proceeding which could reasonably be likely to have a Material Adverse Effect.

    Section 3.14 TAXES. (a) TAX RETURNS. The Company has timely filed or caused to be timely filed or will timely file or cause to be timely filed within the time period permitted by law, including all available extensions, with the appropriate taxing authorities all returns, statements, forms and reports for Taxes ("RETURNS") that are required to be filed by, or with respect to, the Company on or prior to the Closing Date. The Returns have accurately reflected and will accurately reflect all liability for Taxes of the Company for the periods covered thereby.

    (b) PAYMENT OF TAXES. All Taxes and Tax liabilities of the Company for all taxable years or periods that end on or before the Closing Date and, with respect to any taxable year or period beginning before and ending after the Closing Date, the portion of such taxable year or period ending on and including the Closing Date ("PRE-CLOSING PERIODS") have been timely paid or accrued and adequately disclosed and fully provided for on the Balance Sheet or otherwise on the books and records of the Company in accordance with GAAP.

    (c) OTHER TAX MATTERS. (i) SCHEDULE 3.14 attached hereto sets forth (A) each taxable year or other taxable period of the Company for which an audit or other examination of Taxes by the appropriate tax authorities of any nation, state or locality is currently in progress (or scheduled as of the Closing Date to be conducted) together with the names of the respective tax authorities conducting (or scheduled to conduct) such audits or examinations and a description of the subject matter of such audits or examinations, (B) the most recent taxable year or other taxable period for which an audit or other examination relating to Federal income taxes of the Company has been finally completed and the disposition of such audits or examinations, (C) the taxable years or other taxable periods of the Company which will not be subject to the normally applicable statute of limitations by reason of the existence of circumstances that would cause any such statute of limitations for applicable Taxes to be extended, except for extensions for the time for the filing of Returns which extensions are permitted by law, (D) the amount of any proposed adjustments (and the principal reason therefor) relating to any Returns for Tax liability of the

Company which have been proposed or assessed by any taxing authority and (E) a list of all notices received by the Company from any taxing authority relating to any issue which could affect the Tax liability of the Company, which issue has not been finally determined and which, if determined adversely to the Company, could result in a Tax liability.

         (ii) Except as disclosed in SCHEDULE 3.14, the Company has not been included in any "consolidated," "unitary" or "combined" Return provided for under the law of the United States, any foreign jurisdiction or any state or locality with respect to Taxes for any taxable period for which the statute of limitations has not expired.

         (iii) All Taxes which the Company is (or was) required by law to withhold or collect have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

         (iv) The Company is not a "United States real property holding corporation" within the meaning of Section 897(c)(2) of the Internal Revenue Code of 1986, as amended, and the rules and regulations promulgated thereunder (the "CODE").

         (v) There are no tax sharing, allocation, indemnification or similar agreements or arrangements in effect as between the Company or any predecessor or affiliate thereof and any other party (including the Seller and any predecessor or affiliate thereof) under which the Purchaser or the Company could be liable for any Taxes or other claims of any party.

         (vi) The Company has not applied for, been granted, or agreed to any accounting method change for which it will be required to take into account any adjustment under Section 481 of the Code or any similar provision of the Code or the corresponding tax laws of any nation, state or locality.

         (vii) No indebtedness of the Company consists of "corporate acquisition indebtedness" within the meaning of Section 279 of the Code.

         (viii) The Company is not a party to any agreement that would require it to make any payment that would constitute an "excess parachute payment" for purposes of Sections 280G and 4999 of the Code.

    (d) The Company has made a valid S election under Section 1361 of the Code. With respect to the Company, such election was made on March 15, 1996 and was effective as of the year commencing January 1, 1996. The Company has also made all such elections required under any analogous provisions of state or local law. The Company will continue to be a valid S corporation through the day immediately preceding the Closing Date.

    Section 3.15 LIABILITIES. The Company has no outstanding material claims, liabilities or indebtedness, contingent or otherwise, except as set forth in the Balance Sheet or referred to in the footnotes thereto, other than liabilities incurred subsequent to the Balance Sheet Date in the ordinary course of business.

    Section 3.16 INSURANCE. SCHEDULE 3.16 lists all policies of property, fire and casualty, product liability, workers compensation and other forms of insurance owned or held by the Company. The Company has not received (i) any notice of cancellation of any policy listed in such Schedule or refusal of coverage thereunder, (ii) any notice that any issuer of such policy has filed for protection under applicable bankruptcy laws or is otherwise in the process of liquidating or has been liquidated, or (iii) any other indication that such policies are no longer in full force or effect or that the issuer of any such policy is no longer willing or able to perform its obligations thereunder. Since the last renewal date of any insurance policy, there has not been any material adverse change in the relationship of the Company with its insurers or in the premiums payable pursuant to such policies.

    Section 3.17 COMPLIANCE WITH LAWS. The Company is in compliance with all applicable laws, regulations, orders, judgments and decrees, except where the failure to so comply would not have a Material Adverse Effect.

    Section 3.18 EMPLOYMENT RELATIONS. (a) The Company is in material compliance with all Federal, state or other applicable laws, domestic or foreign, respecting employment and employment practices, terms and conditions of employment and wages and hours, and has not, and is not, engaged in any unfair labor practice;

    (b) no unfair labor practice complaint against the Company is pending before the National Labor Relations Board;

    (c) there is no labor strike, dispute, slowdown or stoppage actually pending or threatened against or involving the Company;

    (d) the Company is not a party to any collective bargaining agreement and no collective bargaining agreement is currently being negotiated by the Company;

    (e) to the best knowledge of the Company, no representation question exists respecting employees of the Company; and

    (f) except as provided on SCHEDULE 3.18, no claim in respect of the employment of any employee has been asserted and is currently pending or, to the best knowledge of the Company, threatened, against the Company.

    Section 3.19 EMPLOYEE BENEFIT PLANS. EMPLOYEE BENEFIT PLANS. (a) LIST OF PLANS. Set forth in SCHEDULE 3.19 attached hereto is an accurate and complete list of all domestic and foreign (i) "employee benefit plans," within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended, and the rules and regulations thereunder ("ERISA"); (ii) bonus, stock option, stock purchase, restricted stock, incentive, profit-sharing, pension, retirement, deferred compensation, medical, life, disability, accident, accrued leave, vacation, sick pay, sick leave, supplemental retirement and unemployment benefit plans, programs, arrangements, commitments and/or practices (whether or not insured); and (iii) employment, consulting, termination, and severance contracts or agreements; in each case for active, retired or former employees or directors, whether or not any such plans, programs, arrangements, commitments, contracts, agreements and/or practices (referred to in (i), (ii) or (iii)) are in writing or are otherwise exempt from the provisions of ERISA; that have been established, maintained or contributed to (or with respect to which an obligation to contribute has been undertaken) or with respect to which any potential liability is borne by the Company (including, for this purpose and for the purpose of all of the representations in this Section 3.19, any predecessors to the Company and all employers (whether or not incorporated) that are by reason of common control treated together with the Company as a single employer
(i) within the meaning of

Section 414 of the Code or (ii) as a result of the Company being or having been a general partner of any such employer), since September 2, 1974 ("EMPLOYEE BENEFIT PLANS").

         (b) STATUS OF PLANS. Each Employee Benefit Plan complies in form with the requirements of all applicable laws, including without limitation ERISA and the Code, and has at all times been maintained and operated in substantial compliance with its terms and the requirements of all applicable laws, including, without limitation, ERISA and the Code. No complete or partial termination of any Employee Benefit Plan has occurred or is expected to occur. The Company has no commitment, present intention or current understanding to create, modify or terminate any Employee Benefit Plan. Except as required to maintain the tax-qualified status of any Employee Benefit Plan under Section 401(a) of the Code, no condition or circumstance exists that would prevent the amendment or termination of any Employee Benefit Plan. Except with regard to any increase in the expense of providing current benefits, including but not limited to, current medical benefits under existing Employee Benefit Plans which are due solely to increases in the cost of such benefits imposed by a third party, insurer or carrier, no event has occurred and no condition or circumstance has existed that could result in a material increase in the benefits under or the expense of maintaining any Employee Benefit Plan from the level of benefits or expense incurred for the most recent fiscal year ended thereof.

         (c) NO SINGLE-EMPLOYER / MULTIEMPLOYER PENSION PLANS. No Employee Benefit Plan is an "employee pension benefit plan" (within the meaning of Section 3(2) of ERISA) subject to Section 412 of the Code or Section 302 or Title IV of ERISA. The Company has never maintained or contributed to or had any obligation to contribute to (or borne any liability with respect to) any "multiple employer plan" within the meaning of the Code or ERISA or "multiemployer plan" (as defined in Section 4001(a)(3) of ERISA).

         (d) LIABILITIES. The Company does not maintain any Employee Benefit Plan which is a "group health plan" (as such term is defined in Section 607(1) of ERISA or Section 5000(b)(1) of the Code) that has not been administered and operated in all respects in compliance with the applicable requirements of
Section 601 of ERISA and Section 4980B(f) of the Code and the Company is not subject to any liability, including, without limitation, additional contributions, fines, taxes, penalties or loss of tax deduction as a result of such administration and operation. Except as disclosed in SCHEDULE 3.19, the Company does not maintain any Employee Benefit Plan (whether qualified or nonqualified within the meaning of Section 401(a) of the Code) providing for post-employment and/or health, life insurance or other welfare benefits and having unfunded liabilities, and, except as disclosed in SCHEDULE 3.19, the Company does not have any obligation to provide any such benefits to any retired or former employees or active employees following any such employee's retirement or termination of service. The Company does not maintain any Employee Benefit Plan which is an "employee welfare benefit plan" (as such term is defined in Section 3(1) of ERISA) that has provided any "disqualified benefit" (as such term is defined in Section 4976(b) of the Code) with respect to which an excise tax could be imposed.

         The Company has no unfunded liabilities pursuant to any Employee Benefit Plan that is not intended to be qualified under Section 401(a) of the Code.

         The Company has not incurred any liability for any tax or excise tax arising under Section 4977, 4978, 4978B, 4979 or 4980B of the Code, and no event has occurred and no condition or circumstance has existed that could give rise to any such liability.

         There are no actions, suits or claims pending, or, to the best knowledge of the Company, threatened, anticipated or expected to be asserted against any Employee Benefit Plan or the assets of any such plan (other than routine claims for benefits and appeals of denied routine claims). No civil or criminal action brought pursuant to the provisions of Title

I, Subtitle B, Part 5 of ERISA is pending, threatened, anticipated, or expected to be asserted against the Company or any fiduciary of any Employee Benefit Plan, in any case with respect to any Employee Benefit Plan. No Employee Benefit Plan or any fiduciary thereof has been the direct or indirect subject of an audit, investigation or examination by any governmental or quasi-governmental agency in regard to such Employee Benefit Plan.

         (e) CONTRIBUTIONS. Full payment has been made of all amounts which the Company is required, under applicable law or under any Employee Benefit Plan or any agreement relating to any Employee Benefit Plan to which the Company is a party, to have paid as contributions thereto as of the last day of the most recent fiscal year of such Employee Benefit Plan ended prior to the date hereof. All such contributions have been fully deducted for income tax purposes and no such deduction has been challenged or disallowed by any governmental entity, and to the best knowledge of the Company no event has occurred and no condition or circumstance has existed that could give rise to any such challenge or disallowance. The Company has made proper accruals on the Company's books and records as of the last day of the most recent fiscal year to meet contributions and any other liabilities that have not been paid or satisfied because they are not yet due under the terms of any Employee Benefit Plan, applicable law or related agreements. Benefits under all Employee Benefit Plans are as disclosed and have not been increased subsequent to the date as of which documents have been provided.

         (f) TAX QUALIFICATION. Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined to be so qualified by the Internal Revenue Service. Each trust established in connection with any Employee Benefit Plan which is intended to be exempt from Federal income taxation under Section 501(a) of the Code has been determined to be so exempt by the Internal Revenue Service. To the Company's best knowledge, since the date of each most recent determination referred to in this paragraph (f), no event has occurred and no condition or circumstance has existed that resulted or is likely to result in the revocation of any such determination or that could adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

         (g) TRANSACTIONS. Neither the Company nor any of their respective directors, officers, employees or, to the best knowledge of the Sellers and the Company, other persons who participate in the operation of any Employee Benefit Plan or related trust or funding vehicle, has engaged in any transaction with respect to any Employee Benefit Plan or breached any applicable fiduciary responsibilities or obligations under Title I of ERISA that would subject any of them to a tax, penalty or liability for prohibited transactions or breach of any obligations under ERISA or the Code or would result in any claim being made under, by or on behalf of any such Employee Benefit Plan by any party with standing to make such claim.

         (h) TRIGGERING EVENTS. Except as disclosed in SCHEDULE 3.19, the execution of this Agreement and the consummation of the transactions contemplated hereby, do not constitute a triggering event under any Employee Benefit Plan, policy, arrangement, statement, commitment or agreement, whether or not legally enforceable, which (either alone or upon the occurrence of any additional or subsequent event) will or may result in any payment (whether of severance pay or otherwise), "parachute payment" (as such term is defined in
Section 280G of the code), acceleration, vesting or increase in benefits to any employee or former employee or director of the Company. No Employee Benefit Plan provides for the payment of severance, termination, change in control or similar types of payments or benefits.

         (i) DOCUMENTS. The Company has delivered or caused to be delivered to Purchaser and its counsel true and complete copies of all material documents in connection with each Employee Benefit Plan, including, without limitation (where applicable): (i) all Employee Benefit Plans as in effect on the date hereof, together with all amendments thereto, including, in the case of any Employee Benefit Plan not set forth in writing, a written description thereof; (ii) all current summary plan descriptions, summaries of material modifications, and material communications; (iii) all current trust agreements, declarations of trust and other documents establishing other funding arrangements (and all amendments thereto and the latest financial statements thereof); (iv) the most recent Internal Revenue Service determination letter obtained with respect to each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code or exempt under Section 501(a) of the Code; (v) the annual report on Internal Revenue Service Form 5500-series for each of the last three years for each Employee Benefit Plan required to file such form; (vi) the most recently prepared financial statements; and (vii) all contracts and agreements relating to each Employee Benefit Plan, including, without limitation, collective bargaining agreements, service provider agreements, insurance contracts, annuity contracts, investment management agreements, subscription agreements, participation agreements, and recordkeeping agreements.

    Section 3.20 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except as set forth on SCHEDULE 3.20 attached hereto, to the best knowledge of the Company, none of the Sellers nor any other officer or director of the Company possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 of 2% or less of any class of such securities shall not be deemed to be a financial interest for purposes of this Section 3.20.

    Section 3.21  ENVIRONMENTAL LAWS AND REGULATIONS.  Except as set forth on
SCHEDULE 3.21 and except for that which would not have a Material Adverse
Effect:

    (a) Hazardous Materials (as hereinafter defined) have not been generated, used, treated or stored on, transported to or from, or released or disposed on, the Company Property (as hereinafter defined), or, to the best knowledge of the Company, any property adjoining or adjacent except in compliance with Environmental Laws.

    (b) The Company is in compliance in all material respects with Environmental Laws (as hereinafter defined) and the requirements of permits issued under such Environmental Laws with respect to the Company Property.

    (c) There are no pending or, to the best knowledge of the Company, threatened Environmental Claims (as hereinafter defined) against the Company or any Company Property.

    (d) There are no facts, circumstances, conditions or occurrences regarding the Company's past or present business or operations or any Company Property, or to the best knowledge of the Company any property adjoining any Company Property, that could reasonably be anticipated (i) to form the basis of an Environmental Claim against the Company or any of the Company Property or assets that individually or in the aggregate could have a Material Adverse Effect, or (ii) to cause any such current Company Property or assets to be subject to any restrictions on its ownership, occupancy, use or transferability under any Environmental Law.

    (e) There are not now and to the best knowledge of the Company there never have been any underground storage tanks located on any Company Property or, to the best knowledge of the Company, located on any property that adjoins or is adjacent to any Company Property.

    (f) For purposes of this Section 3.21 the following definitions shall apply:

    "COMPANY PROPERTY" means any real property and improvements at any time owned, leased, used, operated or occupied by the Company.

    "HAZARDOUS MATERIALS" means (a) any petroleum or petroleum products, radioactive materials, asbestos in any form that is friable, urea formaldehyde foam insulation, transformers or other equipment that contain dielectric fluid containing levels of polychlorinated biphenyls, and radon gas; and (b) any chemicals, materials or substances defined as or included in the definition of "hazardous substances," "hazardous wastes," "hazardous materials," "extremely hazardous wastes," "restricted hazardous wastes," "toxic substances," "toxic pollutants," or words of similar import, under any applicable Environmental Law.

         "ENVIRONMENTAL LAW" means any federal, state or local statute, law, rule, regulation, ordinance, code, policy or rule of common law in effect and in each case as amended as of the Closing Date, and any judicial or administrative interpretation thereof as of the Closing Date, including any judicial or administrative order, consent decree or judgment, relating to the environment, health, safety or Hazardous Materials, including, without limitation, the Comprehensive Environmental Response, Compensation, and Liability Act of 1980, 42 U.S.C. Section 9601 et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. Section 6901 ET SEQ.; the Federal Water Pollution Control Act, as amended, 33 U.S.C. Section 1251 ET SEQ.; the Toxic Substances Control Act, 15 U.S.C. Section 2601 ET SEQ.; the Clean Air Act, 42 U.S.C. Section 7401 ET SEQ.; the Safe Drinking Water Act, 42 U.S.C. Section 300f ET SEQ.; the Oil Pollution Act of 1990, 33 U.S.C. Section 2701 ET SEQ.; the Emergency Planning and Community Right-To-Know Act, 42 U.S.C. Section 1101 ET SEQ.; the Occupational Safety and Health Act of

1970, as amended, 29 U.S.C. Section 651 ET SEQ.; and any state and local counterparts or equivalents; in each case, as amended.

    "ENVIRONMENTAL CLAIMS" means administrative, regulatory or judicial actions, suits, demands, demand letters, claims, liens, notices of non-compliance or violation, investigations or proceedings relating in any way to any Environmental Law or any permit issued under any such Law, including (a) Environmental Claims by governmental or regulatory authorities for enforcement, cleanup, removal, response, remedial or other actions or damages pursuant to any applicable Environmental Law, and (b) Environmental Claims by any third party seeking damages, contribution, indemnification, cost recovery, compensation or injunctive relief resulting from Hazardous Materials or arising from alleged injury or threat of injury to health, safety or the environment.

    Section 3.22  BANK ACCOUNTS, POWERS OF ATTORNEY.  Set forth on SCHEDULE
3.22 attached hereto is an accurate and complete list showing (a) the name and address of each bank in which the Company has a material account or safe deposit box, the number of any such account or any such box and the names of all persons authorized to draw thereon or to have access thereto and (b) the names of all persons, if any, holding powers of attorney from the Company.

    Section 3.23 COMPENSATION OF EMPLOYEES. The Company has previously provided the Purchaser with an accurate and complete list for fiscal year 1996 showing the names of all persons employed by the Company who received more than $50,000 in 1996 cash compensation (including, without limitation, salary, commission and bonus) and who are expected to be employed by the Company on the Closing Date. Such list sets forth the present salary or hourly wage, total in 1996 and expected 1997 cash compensation (including, without limitation, salary, commission and bonus) and fringe benefits, of each such person.

    Section 3.24 CONDUCT OF BUSINESS. Except as disclosed on SCHEDULE 3.24 attached hereto and except as expressly contemplated by this Agreement, since November 30, 1996, the Company has not taken any action which, if taken subsequent to the execution of this Agreement and on or prior to the Closing Date, would constitute a material breach of any of the agreements of the Company set forth in Section 6.1.

    Section 3.25 CUSTOMER RELATIONS. There has not been, and the Company has no reason to believe that there will be, any change in relations with customers of the Company as a result of the transactions contemplated by this Agreement which could have a Material Adverse Effect.

    Section 3.26 CONDITION OF ASSETS. The assets and properties utilized in and material to the conduct of the Company's businesses, whether owned or leased, are in the aggregate in good operating condition and repair (normal wear and tear excepted) and are suitable for the purposes for which they are presently being used.

    Section 3.27 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Company or the Sellers, is, or will be, entitled to any commission or broker's or finder's fees from the Company, or from any Person controlling, controlled by or under common control with any of the Company, in connection with the transactions contemplated by this Agreement.


                                      ARTICLE IV

                    REPRESENTATIONS AND WARRANTIES OF THE SELLERS

    Section 4. REPRESENTATIONS AND WARRANTIES OF THE SELLERS. Each of the Sellers represents and warrants jointly and severally as of the date hereof to the Purchaser as follows:

    Section 4.1 OWNERSHIP OF STOCK. Each of the Sellers is the lawful owner of the Stock listed on ANNEX I hereto, free and clear of all liens, encumbrances, restrictions and claims of every kind. Each of the Sellers has the full legal right, power and authority to enter into this Agreement and to sell, assign, transfer and convey the shares of Stock so owned by such Seller pursuant to this Agreement, and the delivery to the Purchaser of the Stock pursuant to the provisions of this

Agreement will transfer to the Purchaser good title thereto, free and clear of all Encumbrances.

    Section 4.2 AUTHORIZATION AND VALIDITY OF AGREEMENT. Each of the Sellers has the requisite power and authority to execute and deliver this Agreement and the Escrow Agreement, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated to be performed by such Seller hereby and thereby. This Agreement has been, and at the Closing the Escrow Agreement will be, duly executed and delivered by each of the Sellers and, assuming the due execution of this Agreement and the Escrow Agreement by the Purchaser, this Agreement is, and at the Closing the Escrow Agreement will be, a valid and binding obligation of each of the Sellers, enforceable against each of the Sellers in accordance with its respective terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization and similar laws affecting the enforcement of creditors' rights generally and to general equitable principles.

    Section 4.3 RESTRICTIVE DOCUMENTS. None of the Sellers is subject to any mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character which would prevent consummation by such Seller of the transactions contemplated by this Agreement or the Escrow Agreement.

    Section 4.4 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of any of the Sellers is, or will be, entitled to any commission or broker's or finder's fees from the Company, or from any Person controlling, controlled by or under common control with the Company, in connection with any of the transactions contemplated by this Agreement or the Escrow Agreement.

    Section 4.5 INTERESTS IN CUSTOMERS, SUPPLIERS, ETC. Except as set forth on SCHEDULE 4.5, none of the Sellers nor to the best knowledge of such Seller any other officer or director of the Company, possesses, directly or indirectly, any ownership interest in, or is a director, officer or employee of, any Person which is a supplier, customer, lessor, lessee, licensor, developer, competitor or potential competitor of the Company. Ownership of securities of a company whose securities are registered under the Securities Exchange Act of 1934 of 2% or less of any class of such securities shall not be deemed to be an ownership interest for purposes of this Section 4.5.


                                      ARTICLE V

                   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

    Section 5. REPRESENTATIONS AND WARRANTIES OF THE PURCHASER. The Purchaser represents and warrants to the Company and the Sellers as follows:

    Section 5.1 EXISTENCE AND GOOD STANDING; POWER AND AUTHORITY. The Purchaser is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Purchaser has the requisite corporate power and authority to enter into, execute and deliver this Agreement and perform its obligations hereunder. This Agreement has been duly authorized and approved by the Purchaser and, assuming the due execution of this Agreement by the Company and the Sellers, is a valid and binding obligation of the Purchaser enforceable against it in accordance with its terms, except to the extent that its enforceability may be subject to applicable bankruptcy, insolvency, reorganization, moratorium and other similar laws affecting the enforcement of creditors' rights generally and by general equitable principles.

    Section 5.2 RESTRICTIVE DOCUMENTS. The Purchaser is not subject to any mortgage, lien, lease, agreement, instrument, order, law, rule, regulation, judgment or decree, or any other restriction of any kind or character which would prevent consummation by it of the transactions contemplated by this Agreement.

    Section 5.3 PURCHASE FOR INVESTMENT. The Purchaser will acquire the Stock for its own account for investment and not with a view toward any resale or distribution thereof; PROVIDED, HOWEVER, that the disposition of the Purchaser's property shall at all times remain within the sole control of the Purchaser.
The Purchaser will comply with all applicable U.S. Federal and state securities laws in connection with any public offering by the Purchasers of the Stock.

    Section 5.4 BROKER'S OR FINDER'S FEES. No agent, broker, person or firm acting on behalf of the Purchaser is, or will be, entitled to any commission or broker's or finder's fees from the Sellers in connection with any of the transactions contemplated by this Agreement.


                                      ARTICLE VI

                        TRANSACTIONS PRIOR TO THE CLOSING DATE

    Section 6.1 CONDUCT OF BUSINESS OF THE COMPANY. During the period from the date of this Agreement to the Closing Date, the Company shall conduct its respective operations only according to its ordinary and usual course of business; use its reasonable efforts to: (a) preserve intact its business organizations, (b) keep available the services of its officers and employees and
(c) maintain its relationships and goodwill with licensors, suppliers, distributors, customers, landlords, employees, agents and others having business relationships with it. The Company shall confer with the Purchaser concerning operational matters of a material nature and report periodically to the Purchaser concerning the business, operations and finances of the Company. Notwith-standing the two immediately preceding sentences, prior to the Closing Date, except as may be first approved in writing by the Purchaser, except for Permitted Payments or Assignments, and except as is otherwise permitted or required by this Agreement, the Company shall, (a) refrain from amending or modifying its Certificate of Incorporation or By-Laws from its form on the date of this Agreement; (b) refrain from paying or increasing any bonuses, salaries, or other compensation to any director, officer, employee or stockholder or entering into any employment, severance, or similar agreement with any director, officer, or employee; (c) refrain from the adopting or increasing of any profit sharing, bonus, deferred compensation, savings, insurance, pension, retirement, or other employee benefit plan for or with any of its employees; (d) refrain from entering into any material contract or commitment except material contracts and commitments in the ordinary course of business consistent with past practice; (e) refrain from increasing its indebtedness for borrowed money, except current borrowings in the ordinary course of business; (f) refrain from paying its indebtedness; (g) refrain from cancelling or waiving any claim or right of substantial value which individually or in the aggregate is material;
(h) refrain from declaring or paying any dividends or other cash distributions to any Seller including, without limitation, dividends or other cash distributions to the Sellers to meet any income tax obligations of such Sellers resulting from the Company's status as an "S" corporation; (i) refrain from redeeming, purchasing or otherwise acquiring any of its capital stock; (j) refrain from making any material change in accounting methods or practices, except as required by law or generally accepted accounting principles; (k) except for the issuance of an aggregate of 19.742491 shares of Common Stock to the Prospective Stockholders in the amounts described in the preamble to this Agreement (provided that each such Prospective Stockholder shall have, at the time of such issuance, executed and delivered to the Purchaser a counterpart signature page of this Agreement and ANNEX I appropriately revised), refrain from issuing or selling any shares of capital stock or any other securities, or issuing any securities convertible into, or options, warrants or rights to purchase or subscribe to, or entering into any arrangement or contract with respect to the issue and sale of, any shares of its capital stock or any other securities, or making any other changes in its capital structure; (l) refrain from selling, leasing or otherwise disposing of any material asset or property;
(m) refrain from entering into any commitment for the making of a capital expenditure, except in the ordinary course of business consistent with past practice; (n) refrain from writing off as uncollectible any notes or accounts receivable, except write-offs in the ordinary course of business charged to applicable reserves, none of which individually or in the aggregate is material; and (o) refrain from agreeing in writing to do any of the foregoing.

    Section 6.2 EXCLUSIVE DEALING. During the period from the date of this Agreement to the earlier of (i) the Closing Date or (ii) the termination of this Agreement in accordance with its terms, none of the Sellers, their respective affiliates and representatives, or the Company or any officer or director of any of the Company shall take any action to, directly or indirectly, encourage, initiate, solicit or engage in discussions or negotiations with, or provide any information to, any Person, other than the Purchaser (and its affiliates and representatives), concerning any purchase of any capital stock of the Company or any merger, asset sale or similar transaction involving the Company.

    Section 6.3  REVIEW OF THE COMPANY.  The Purchaser may, prior to the
Closing Date, directly or through its representatives, review the properties, books and records of the Company and its financial and legal condition to the extent they deem necessary or advisable to familiarize itself with such properties and other matters. Should the Purchaser, during the course of such review become aware of facts or circumstances concerning the Company or any of the Sellers which would constitute a breach of any of the representations and warranties of the Company or any Seller, the Purchaser shall promptly notify the Sellers thereof in writing, provided that the failure to so notify the Sellers shall not affect the representations and warranties made by the Company in this Agreement or the remedies of the Purchaser for breaches of those representations and warranties. The Purchaser has not knowingly withheld from the Company or the Sellers information concerning the Company or any of the Sellers which would constitute a breach of any of the representations and warranties of the Company or any Seller. The Company shall permit the Purchaser and its representatives to have, after the date of execution of this Agreement, reasonable access to the premises and to all the books and records of the Company and to cause the officers of the Company to furnish the Purchaser with such financial and operating data and other information with respect to the business and properties of the Company as the Purchaser shall from time to time reasonably request. The Company shall deliver or cause to be delivered to the Purchaser such additional instruments, documents, certificates and opinions as the Purchaser may reasonably request for the purpose of (a) verifying the information set forth in this Agreement or on any Schedule attached hereto and (b) consummating or evidencing the transactions contemplated by this Agreement, it being understood that any such additional instruments, documents, certificates and opinions shall not create liability for the Company or the Sellers not otherwise contemplated by this Agreement.

    Section 6.4 REASONABLE EFFORTS. Each of the Company, the Sellers and the Purchaser shall cooperate and use their respective reasonable best efforts to take, or cause to be taken, all appropriate actions, and to make, or cause to be made, all filings necessary, proper or advisable under applicable laws and regulations (including, without limitation, the filing of Notification and Report Forms under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR ACT") with the Federal Trade Commission and the Antitrust Division of the Department of Justice, it being understood that the filing fee to be paid for such HSR Act filing shall be borne by the Purchaser) to consummate and make effective the transactions contemplated by this Agreement, including, without limitation, their respective reasonable best efforts to obtain, prior to the Closing Date, all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and parties to contracts with the Company as are necessary for consummation of the transactions contemplated by the Agreement and to fulfill the conditions to the sale contemplated hereby.

    Section 6.5 ADDITIONAL CONSENTS. The Company shall use their best efforts to obtain the consent of the National Association of Advertising Distributors immediately upon the Closing to the purchase of the Stock by the Purchaser pursuant to the terms hereof.

    Section 6.6 MATERIAL TRANSACTIONS. The Company shall keep the Purchaser reasonably informed as to the status of the negotiations concerning the potential acquisition by the Company and/or the Purchaser of Direct Mail Systems, Inc. (the "DMS TRANSACTION") and the negotiations concerning the potential acquisition by Purchaser of Direct Response Mail of Orlando, Inc. (the "DRMO TRANSACTION"), and the Company shall not execute definitive purchase agreements with respect to the DMS Transaction and the DRMO Transaction without allowing the Purchaser to review the material terms of such transactions.

    Section 6.7 RELEASE OF GUARANTEES. (a) The Purchaser shall obtain the release of the guarantor from each guarantee listed in SCHEDULE 6.7 and shall use reasonable efforts to obtain the release of the guarantor from guarantees relating to the capital leases referred to in Section 2.3 (the "CAPITAL LEASE GUARANTEES").

    (b) If the Purchaser is unable to obtain the release of any of the guarantors of any of the Capital Lease Guarantees, the Purchaser shall indemnify and hold harmless such guarantor from and against liabilities under such Capital Lease Guarantees to the extent arising out of the operation of the Company by the Purchaser after the Closing Date.

    Section 6.8 SUPPLEMENTS TO SCHEDULES. From time to time prior to the Closing Date, the Sellers may, with the prior written consent of the Purchaser which may be withheld in the Purchaser's sole discretion, supplement Schedules to this Agreement with respect to any matter hereafter arising which, if existing or occurring at or prior to the date of this Agreement, would have been required to be set forth or described in any such Schedule.

    Section 6.9 SATISFACTION AND TERMINATION OF EQUITY ARRANGEMENTS. On or prior to the Closing Date, the Company shall (consistent with the definition of clause (b)(i) of the definition of Permitted Payments or Assignments) satisfy and provide releases at the Closing with respect to all liabilities under its phantom stock and other equity-based plans listed in the Schedules attached hereto.


                                     ARTICLE VII

                      CONDITIONS TO THE PURCHASER'S OBLIGATIONS

    Section 7. CONDITIONS TO THE PURCHASER'S OBLIGATIONS. The obligation of the Purchaser to purchase the Stock contemplated by this Agreement are conditioned upon satisfaction, at or prior to the Closing, of the following conditions:

    Section 7.1 OPINIONS OF COUNSEL. The Company shall have furnished the Purchaser with an opinion, dated the Closing Date, of Klaine, Wiley, Hoffmann & Minutolo, to the effect set forth in EXHIBIT A hereto.

    Section 7.2 GOOD STANDING AND OTHER CERTIFICATES. The Purchaser shall have received (a) copies of the charter, including all amendments thereto, in each case certified by the Secretary of State or other appropriate official of the jurisdiction of incorporation of the Company, (b) a certificate from the Secretary of State or other appropriate official of the jurisdiction of incorporation of the Company to the effect that the Company is in good standing and listing all charter documents of the Company on file, (c) a certificate from the Secretary of State or other appropriate official in each State in which the Company is qualified to do business to the effect that the Company is in good standing in such State, (d) a certificate as to the tax status of the Company from the appropriate official in its jurisdiction of incorporation and each state in which the Company is qualified to do business and (e) a copy of the By-Laws of the Company certified by the Secretary of the Company as being true and correct and in effect on the Closing Date.

    Section 7.3 NO MATERIAL ADVERSE CHANGE. Prior to the Closing there shall have been no material adverse change in the aggregate in the business, operations, financial condition, results of operations or prospects of the Company and the Company shall have delivered to the Purchaser an officer's certificate, dated the Closing Date, to such effect.

    Section 7.4 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in this Agreement and the representations and warranties of the Sellers contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Company and the Sellers shall have each delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

    Section 7.5 PERFORMANCE OF AGREEMENTS. All of the agreements of the Company and the Sellers to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Company and the Sellers shall have each delivered to the Purchaser a certificate, dated the Closing Date, to such effect.

    Section 7.6 NO LITIGATION THREATENED. No action or proceedings shall have been instituted or, to the best knowledge of any of the Company or any of the Sellers, threatened before a court or other government body or by any public authority to restrain or prohibit any of the transactions contemplated hereby.

    Section 7.7 THIRD PARTY CONSENTS; GOVERNMENTAL APPROVALS. All consents, approvals or waivers, if any, disclosed on any Schedule attached hereto or required in connection with the consummation of the transactions contemplated by this Agreement shall have been received. All of the consents, approvals, authorizations, exemptions and waivers from governmental agencies that shall be required in order to enable the Purchaser to consummate the transactions contemplated hereby shall have been obtained.

    Section 7.8 TERMINATION OF SECURITY INTERESTS. All security interests, liens, mortgages, claims or other encumbrances of any kind securing indebtedness of any of the Company shall be released, except for releases that will be effected after the Closing by the payment of indebtedness of the Company as provided in Section 2.3 (provided that, at the Closing, the Purchaser shall have been provided with all executed documentation and other evidence necessary to effect such releases).

    Section 7.9 RESIGNATIONS. All members of the Board of Directors of the Company shall have tendered their resignations from such positions effective at the Closing.

    Section 7.10 FINANCING. The Purchaser shall have received debt financing reasonably acceptable to it providing financing necessary to consummate the transactions contemplated by this Agreement.

    Section 7.11 FIRPTA. The Sellers shall have furnished to the Purchaser, on or prior to the Closing Date, a non-foreign person affidavit required by
Section 1445 of the Code.

    Section 7.12 HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or terminated.

    Section 7.13 ESCROW AGREEMENT. The Sellers, the Purchaser and the Escrow Agent shall have entered into an escrow agreement substantially in the form of EXHIBIT B hereto (the "ESCROW AGREEMENT").

    Section 7.14 NON-COMPETITION AGREEMENT. Mr. Calvin Ingram shall have executed a five year non-competition agreement substantially in the form of EXHIBIT C hereto for cash consideration of $1 million payable upon the Closing.


                                     ARTICLE VIII

                             CONDITIONS TO THE COMPANY'S
                             AND THE SELLERS' OBLIGATIONS

    Section 8. CONDITIONS TO THE COMPANY'S AND THE SELLERS' OBLIGATIONS. The obligations of the Company and the Sellers to effect the transactions contemplated by this Agreement on the Closing Date are conditioned upon satisfaction or waiver, at or prior to the Closing, of the following conditions:

    Section 8.1 OPINIONS OF COUNSEL. The Purchaser shall have furnished the Sellers with an opinion, dated the Closing Date, of White & Case, to the effect set forth in EXHIBIT D hereto.

    Section 8.2 TRUTH OF REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Purchaser contained in this Agreement shall be true and correct on and as of the Closing Date with the same effect as though such representations and warranties had been made on and as of such date, and the Purchaser shall have delivered to the Sellers an officer's certificate, dated the Closing Date, to such effect.

    Section 8.3 THIRD PARTY CONSENTS; GOVERNMENTAL APPROVALS. All consents, approvals or waivers, if any, required in connection with the consummation of the transactions contemplated by this Agreement shall have been received. All of the consents, approvals, authorizations, exemptions and waivers from government agencies that shall be required in order to permit the consummation of the transactions contemplated hereby shall have been obtained.

    Section 8.4 PERFORMANCE OF AGREEMENTS. All of the agreements of the Purchaser to be performed prior to the Closing pursuant to the terms of this Agreement shall have been duly performed in all material respects, and the Purchaser shall have delivered to the Sellers an officer's certificate, dated the Closing Date, to such effect.

    Section 8.5 NO LITIGATION THREATENED. No action or proceeding shall be instituted or, to the best knowledge of the Purchaser, threatened before a court or other government body or any public authority to restrain or prohibit any of the transactions contemplated hereby, and the Purchaser shall have delivered to the Sellers an officer's certificate, dated the Closing Date, to such effect.

    Section 8.6 HSR ACT. Any waiting period (and any extension thereof) under the HSR Act applicable to the transactions contemplated by this Agreement shall have expired or terminated.


                                      ARTICLE IX

                                     TAX MATTERS

    Section 9.1 TAX RETURNS. (a) The Sellers shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company that are due with respect to any taxable year or other taxable period ending on or prior to the Closing Date. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed in such Returns; PROVIDED, HOWEVER, that such Returns shall be prepared by treating items on such Returns in a manner consistent with the past practices with respect to such items, unless otherwise required by law. The Sellers shall provide to the Purchaser drafts of all Returns of the Company required to be prepared and filed by the Sellers under this Section 9.1(a) at least thirty (30) days prior to the due date for the filing of such Returns. At least fifteen (15) days prior to the due date for the filing of such Returns, the Purchaser shall notify the Sellers of the existence of any objection (specifying in reasonable detail the nature and basis of such objection) the Purchaser may have to any items set forth on such draft Returns. The Purchaser and the Sellers agree to consult and resolve in good faith any such objection.

    (b) For all taxable years and other periods ending after the Closing Date the Purchaser shall have the exclusive authority and obligation to prepare and timely file, or cause to be prepared and timely filed, all Returns of the Company. Such authority shall include, but not be limited to, the determination of the manner in which any items of income, gain, deduction, loss or credit arising out of the income, properties and operations of the Company shall be reported or disclosed on such Returns; PROVIDED, HOWEVER, with respect to Returns to be filed by the Purchaser pursuant to this Section

9.1(b) for taxable periods beginning before the Closing Date and ending after the Closing Date, items set forth on such Returns shall be treated in a manner consistent with the past practices with respect to such items, unless otherwise required by law. The Purchaser shall provide to the Sellers drafts of all Returns of the Company which include the period from November 30, 1996 to the Closing Date at least thirty (30) days prior to the due date for the filing of such Returns.

    Section 9.2 APPORTIONMENT OF TAXES. All Taxes and Tax liabilities with respect to the income, property or operations of the Company that relate to a taxable year or other taxable period beginning before and ending after the Closing Date shall be apportioned between the Pre-Closing Period and the portion of such taxable year or other taxable period after the Closing Date (the "POST-CLOSING PERIOD") as follows: (A) in the case of Taxes other than income Taxes and sales and use Taxes, on a per diem basis, and (B) in the case of income Taxes and sales and use Taxes, as determined from the books and records of the Company, between Pre-Closing and Post-Closing Periods as though the taxable year of the Company terminated at the close of business on the Closing Date, and based on accounting methods, elections and conventions that do not have the effect of distorting income and expenses. The Sellers shall be liable for the payment of all Taxes of the Company which are attributable to any Pre-Closing Period, whether shown on any original return or amended return for the period referred to therein; provided, that it is a condition to the obligation of the Sellers to pay the income taxes from the period beginning December 1, 1996 and ending on and including the Closing Date that the Company shall have distributed to the Sellers an amount equal to the amount referred to in clause (ii) of paragraph
(b) of the definition of Permitted Payments or Assignments. The Purchaser shall be liable for the payment of all Taxes which are attributable to any Post-Closing Period.

    Section 9.3 COOPERATION; AUDITS. In connection with the preparation of Returns, audit examinations and any administrative or judicial proceedings relating to the Tax liabilities imposed on the Company for all Pre-Closing Periods, the Purchaser and the Company on the one hand, and the Sellers on the other hand, will cooperate fully with each other, including, but not limited to, the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney or other materials necessary or helpful for the preparation of such Returns, the conduct of audit examinations or the defense of claims by Tax authorities as to the imposition of Taxes.

    Section 9.4  CONTROVERSIES.  The Purchaser shall promptly notify the
Sellers in writing upon receipt by the Purchaser or any affiliate of the Purchaser (including the Company after the Closing Date) of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes relating to a taxable period ending on or prior to the Closing Date for which the Sellers may be liable under this Agreement (any such inquiry, claim, assessment, audit or similar event, a "TAX MATTER"). The Sellers, at their sole expense, shall have the exclusive authority to represent the interests of the Company with respect to any Tax Matter before the Internal Revenue Service, any other taxing authority, any other governmental agency or authority or any court and shall have the sole right to extend or waive the statute of limitations with respect to a Tax Matter and to control the defense, compromise or other resolution of any Tax Matter, including responding to inquiries, filing Tax returns and settling audits; PROVIDED, HOWEVER, that the Sellers shall not enter into any settlement of or otherwise compromise any Tax Matter that affects or may affect the Tax liability of the Purchaser or the Company or any affiliate of the foregoing for any Post-Closing Period, including the portion of a period beginning before the Closing Date and ending after the Closing Date (the "OVERLAP PERIOD") that is after the Closing Date, without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Sellers shall keep the Purchaser fully and timely informed with respect to the commencement, status and nature of any Tax Matter. The Sellers shall, in good faith, allow the Purchaser to make comments to the Sellers regarding the conduct of or positions taken in any such proceeding.

    Except as otherwise provided in this Article IX, the Purchaser shall at its sole expense have the sole right to control any audit or examination by any taxing authority, initiate any claim for refund or amend any Return, and contest, resolve and defend against any assessment for additional Taxes, notice of Tax deficiency or other adjustment of Taxes of, or relating to, the income, assets or operations of the Company for all taxable periods; PROVIDED, HOWEVER, that the Purchaser shall not, and shall cause its affiliates (including the Company) not to, enter into any settlement of any contest or otherwise compromise any issue that affects or may affect the Tax liability of the Sellers or the Company for any Pre-Closing Period without the prior written consent of the Sellers, which consent shall not be unreasonably withheld.

    Section 9.5 AMENDED RETURNS. None of the Sellers shall file or cause to be filed any amended Return without the prior written consent of the Purchaser, which consent shall not be unreasonably withheld. The Purchaser shall not file or cause to be filed any amended return covering any period or adjusting any Taxes for a period which includes any period prior to the Closing Date without the prior written consent of the Sellers, which consent shall not be unreasonably withheld. If the Purchaser amends any Return that includes the period from December 1, 1996 until and including the Closing Date, and such amendment causes additional tax liabilities to the Sellers, the amount of such additional tax liabilities, including interest and penalties, shall be distributed by the Company to the Sellers within ten (10) days of the date such taxes and costs are required to be paid.

    Section 9.6 NON-FOREIGN PERSON AFFIDAVIT. Each Seller shall furnish to the Purchaser on or before the Closing Date a non-foreign person affidavit as required by Section 1445 of the Code.

    Section 9.7 INDEMNIFICATION. (a) Calvin Ingram agrees to indemnify, defend and hold harmless the Purchaser, its affiliates (including, after the Closing Date, the Company) and the successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) on an after-tax basis against (i) all Taxes (and losses, claims and expenses related thereto) resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty made pursuant to Section 3.14 to be true and correct as of the Closing Date, (ii) all Taxes imposed on or asserted against the properties, income or operations of the Company for all Pre-Closing Periods, and (iii) all Taxes imposed on the Company, or for which the Company may be liable, as a result of any transaction contemplated by this Agreement; PROVIDED, HOWEVER, that the Calvin Ingram's aggregate liability under this Section 9.7(a) shall not exceed the Aggregate Closing Payment. In addition, the indemnification provided under the preceding clause (ii) shall not apply to the Taxes paid in accordance with clause (ii) of paragraph (b) of the definition of Permitted Payments or Assignments. The Purchaser shall promptly give the Sellers written notice of all Taxes, losses, claims and expenses which the Purchaser has reasonably determined may give rise to a right of indemnification under this Section 9.7(a), including a computation of the amount of the required indemnification with sufficient detail and particularity to enable Calvin Ingram to reasonably determine the amount of such required indemnification.

         (b) The Purchaser agrees to indemnify, defend and hold harmless the Sellers, their affiliates, successors to the foregoing (and their respective shareholders, officers, directors, employees and agents) on an after-tax basis against (i) all Taxes (and losses, claims and expenses related thereto) resulting from, arising out of, or incurred with respect to, any claims that may be asserted by any party based upon, attributable to, or resulting from the failure of any representation or warranty or agreement of the Purchaser in this
Article IX and (ii) all Taxes imposed on the Company for any period or portion thereof beginning after the Closing Date; PROVIDED, HOWEVER, that the Purchaser's aggregate liability under this Section 9.7(b) shall not exceed the Aggregate Closing Payment. Calvin Ingram shall promptly give the Purchaser written notice of all Taxes, losses, claims and expenses which Calvin Ingram has reasonably determined may give rise to a right of indemnification under this
Section 9.7(b), including a computation of the amount of the required indemnification with sufficient detail and particularity to enable the Purchaser to reasonably determine the amount of such required indemnification.

    Section 9.8 TRANSFER TAXES. All transfer, sales and use, registration, stamp and similar Taxes imposed in connection with the sale of the Stock or any other transaction that occurs pursuant to this Agreement resulting from the Closing of the transactions contemplated hereby occurring in New York rather than Ohio shall be borne by the Purchaser.

                                      ARTICLE X

                     SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

    Section 10.1 SURVIVAL OF REPRESENTATIONS. The respective representations and warranties of the Company, the Sellers and the Purchaser contained in this Agreement shall survive the Closing for a period of two years except for the representations and warranties of the Company contained in Sections 3.14, which shall survive for the applicable statute of limitations period, and the representations and warranties of the Seller in Article IV which shall survive indefinitely.

    Section 10.2 INDEMNIFICATION. (a) Prior to the Closing, the Company, and thereafter, Calvin Ingram hereby agree to indemnify and hold the Purchaser and its officers, directors, affiliates (including, without limitation, the Company) and agents, and any successors thereto, harmless from damages, losses, costs or expenses (including, without limitation, reasonable attorneys' and consultants' fees and expenses) ("DAMAGES") incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Company in this Agreement (without regard to any "materiality" or any "material adverse effect" exception contained therein) to be true and correct as of the Closing Date, (other than a breach of Section 3.14 with respect to Taxes which shall be governed by Section 9.7(a)), or (ii) the breach of any covenant or agreement made or to be performed by the Company pursuant to this Agreement; PROVIDED, HOWEVER, that neither the Company nor Calvin Ingram shall be liable under clause (i) of this Section unless the aggregate amount of Damages exceeds $200,000 and then only to the extent of such excess; PROVIDED, FURTHER, HOWEVER, that the Company's and Calvin Ingram's liability under clause (i) of this Section 10.2(a) shall not exceed, in the aggregate, $500,000 for the period prior to the Closing and $3,500,000 for the period after the Closing.

    (b) Calvin Ingram hereby agrees to indemnify and hold the Purchaser and its officers, directors, affiliates (including without limitation, the Company) and agents, and any successors thereto, harmless from Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Sellers in Article IV of this Agreement to be true and correct as of the Closing Date or (ii) the breach of any covenant or agreement made or to be performed by any of the Sellers pursuant to this Agreement.

    (c) The Purchaser hereby agrees to indemnify and hold the Sellers harmless from Damages incurred or suffered as a result of or arising out of (i) the failure of any representation or warranty made by the Purchaser in this Agreement to be true and correct as of the Closing Date or (ii) the breach of any covenant or agreement made or to be performed by the

Purchaser pursuant to this Agreement; PROVIDED, HOWEVER, that the Purchaser shall not be liable under clause (i) of this Section unless the aggregate amount of Damages exceeds $200,000 and then only to the extent of such excess; PROVIDED, FURTHER, HOWEVER, that the Purchaser's liability under this Section 10.2(c) shall not exceed, in the aggregate, the Aggregate Closing Payment.

    (d) Absent fraud, the foregoing indemnification provisions and the indemnification for Taxes provided in Section 9.7 shall be the exclusive remedy for any breach of the covenants, obligations, representations or warranties set forth in this Agreement; PROVIDED, HOWEVER, that the provisions of this Section 10.2(d) shall not prevent the Sellers or the Purchaser from seeking the remedies of specific performance or injunctive relief in connection with a breach of a covenant or agreement of any party contained herein.

    (e) As security for Calvin Ingram's indemnity obligations pursuant to this
Section 10.2, but without in any way limiting the amount of such indemnity, Calvin Ingram agrees to enter into the Escrow Agreement.

    Section 10.3 INDEMNIFICATION PROCEDURE. (a) Any party seeking indemnification (the "INDEMNIFIED PARTY") from any other party (the "INDEMNIFYING PARTY") with respect to any claim, demand, action, proceeding or other matter pursuant to this

Agreement (the "CLAIM") shall promptly notify in writing the Indemnifying Party of the existence of the Claim, setting forth in reasonable detail the facts and circumstances pertaining thereto and the basis for the Indemnified Party's right to indemnification.

    (b) If any third party shall notify any Indemnified Party with respect to any matter which may give rise to a Claim for indemnification against the Indemnifying Party under this Agreement, then the Indemnified Party shall promptly notify in writing each Indemnifying Party thereof; PROVIDED, HOWEVER, that no delay on the part of the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any liability or obligation hereunder unless (and then solely to the extent) the Indemnifying Party thereby is materially prejudiced by such failure to give written notice. In the event that any Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given notice of the matter that the Indemnifying Party would be required to indemnify the Indemnified Party in full against any such Claim and is assuming the defense thereof:

         (i) the Indemnifying Party will defend the Indemnified Party against the matter with counsel of its choice reasonably satisfactory to the Indemnified Party;

         (ii) the Indemnified Party may retain separate co-counsel at its sole cost and expense (except that the Indemnifying Party will be responsible for the fees and expenses of the separate co-counsel (a) to the extent the Indemnified Party concludes reasonably based upon advice of counsel that a conflict of interest exists between the Indemnified Party and Indemnifying Party or (b) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to the Indemnifying Party, or available to the Indemnifying Party, but the assertion of which would be adverse to the interest of the Indemnified Party);

         (iii) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the matter without the written consent of the Indemnifying Party (not to be withheld unreasonably); and

         (iv) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement, without the written consent of the Indemnified Party (not to be withheld unreasonably).

    (c) If no Indemnifying Party notifies the Indemnified Party within 30 days after the Indemnified Party has given written notice of the matter that the Indemnifying Party is assuming the defense thereof, then the Indemnified Party may defend against, or enter into any settlement with respect to, the matter in any manner it reasonably may deem appropriate, without prejudice to any of its rights hereunder.

    (d) The Indemnified Party shall be entitled to reimbursement of reasonable expenses included in Damages with respect to any Claim (including, without limitation, the cost of defense, preparation and investigation relating to such Claim) as such expenses are incurred by the Indemnified Party.


                                      ARTICLE XI
                                     TERMINATION

    Section 11.1 TERMINATION. This Agreement may be terminated at any time prior to the Closing:

    (a)  by the mutual written consent of the Purchaser and the Sellers;

    (b) by the Purchaser, if there has been a material violation or breach by the Company or the Sellers of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligations of the Purchaser at the Closing and such violation or breach has not been waived by the Purchaser or, in the case of a covenant breach, cured by the Company or a

Seller within the earlier of ten days after written notice thereof from the Purchaser or the Closing Date;

    (c) by the Sellers, if there has been a material violation or breach by the Purchaser of any covenant, representation or warranty contained in this Agreement which has prevented the satisfaction of any condition to the obligation of the Company at the Closing and such violation or breach has not been waived by the Sellers or, with respect to a covenant breach, cured by the Purchaser within the earlier of ten days after written notice thereof by the Company or the Closing Date; or

    (d) by either the Purchaser or the Sellers if the transactions contemplated hereby have not been consummated by April 15, 1997; PROVIDED, HOWEVER, that (i) neither the Purchaser nor the Sellers shall be entitled to terminate this Agreement pursuant to this Section 11.1(d) if such Person's breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

    Section 11.2 EFFECT OF TERMINATION. In the event that this Agreement shall be terminated pursuant to Section 11.1, all further obligations of the parties hereto under this Agreement (other than pursuant to Sections 12.2 and 12.5, which shall continue in full force and effect) shall terminate without further liability or obligation of either party to the other party hereunder; provided, however, that no party shall be released from liability hereunder if this Agreement is terminated and the transactions abandoned by reason of (i) willful failure of such party to have performed its obligations hereunder or (ii) any knowing misrepresentation made by such party of any matter set forth herein.


                                     ARTICLE XII
                                    MISCELLANEOUS

    Section 12.1 BEST KNOWLEDGE OF THE COMPANY. Where any representation or warranty made by the Company contained in this Agreement is expressly qualified by reference to its best knowledge, such knowledge shall be deemed to exist if the matter is within the actual knowledge of the Sellers and/or the executive officers of the Company.

    Section 12.2 EXPENSES. The parties hereto shall pay their own expenses relating to the transactions contemplated by this Agreement, including, without limitation, the fees and expenses of their respective counsel and financial advisers, it being understood that all expenses of the Company incurred in connection with the transactions contemplated by this Agreement shall be paid by the Sellers prior to the Closing Date.

    Section 12.3 GOVERNING LAW. THE INTERPRETATION AND CONSTRUCTION OF THIS AGREEMENT, AND ALL MATTERS RELATING HERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF OHIO APPLICABLE

TO AGREEMENTS EXECUTED AND TO BE PERFORMED SOLELY WITHIN SUCH STATE.

    Section 12.4 CAPTIONS. The Article and Section captions used herein are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

    Section 12.5 PUBLICITY. Except as otherwise required by law, none of the parties (nor any affiliates thereof) hereto shall issue, prior to the Closing, any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the Sellers, on the one hand, and the Purchaser, on the other hand, to the contents and the manner of presentation and publication thereof. Except as otherwise required by law, after the Closing the Sellers shall not issue any press release or make any other public statement, in each case relating to, connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the Purchaser.

    Section 12.6 NOTICES. Any notice or other communication required or permitted under this Agreement shall be sufficiently given if delivered in person or sent by telecopy or by registered or certified mail, postage prepaid, addressed as follows: if to the Purchaser, to National Fiberstok Corporation, Suite C150, 5775 Peachtree Dunwoody Road,

Atlanta, Georgia 33342, (Facsimile Number (404) 705-9929, Attention: Executive Vice President and Chief Financial Officer, with a copy to its counsel, White & Case, 1155 Avenue of the Americas, New York, New York 10036 (Facsimile Number
(212) 354-8113), Attention: Frank L. Schiff, Esq.; and if to the Sellers, to Mr. Calvin Ingram at 10605 Deerfield Road, Cincinnati, Ohio 45242, Facsimile Number (513) 792-0842, with a copy to: Klaine, Wiley, Hoffmann & Minutolo,
Attention: Gary R. Hoffmann, Esq., (Facsimile Number (513) 241-6754 or such other address or number as shall be furnished in writing by any such party, and such notice or communication shall be deemed to have been given as of the date so delivered, sent by facsimile or mailed.

    Section 12.7 PARTIES IN INTEREST. This Agreement may not be transferred, assigned, pledged or hypothecated by any party hereto, other than by operation of law. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, executors, administrators, successors and permitted assigns.

    Section 12.8 COUNTERPARTS. This Agreement may be executed in two or more counterparts, all of which taken together shall constitute one instrument.

    Section 12.9 ENTIRE AGREEMENT. This Agreement, including the other documents referred to herein and therein which form a part hereof and thereof, contain the entire understanding of the parties hereto with respect to the subject matter contained herein and therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to such subject matter.

    Section 12.10 AMENDMENTS. This Agreement may not be changed orally, but only by an agreement in writing signed by the parties hereto; provided, that the parties agree and acknowledge that upon the execution and delivery to the Purchaser by the Prospective Stockholders of counterpart signature pages in accordance with Section 6.1 and the appropriate revision and delivery of ANNEX I by the Prospective Stockholders to the Purchaser, this Agreement shall be deemed to be amended to add such Prospective Stockholders as Sellers hereunder.

    Section 12.11 SEVERABILITY. In case any provision in this Agreement shall be held invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions hereof will not in any way be affected or impaired thereby.

    Section 12.12 THIRD PARTY BENEFICIARIES. Each party hereto intends that this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person other than the parties hereto.

    Section 12.13 JURISDICTION. Any judicial proceeding brought against any of the parties to this Agreement or any dispute arising out of this Agreement or any matter related hereto may be brought in the state courts of the State of Ohio, or in any United States District Court in the State of Ohio, and, by execution and delivery of this Agreement, each of the parties to this Agreement accepts the jurisdiction of such courts, and irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement. The foregoing consent to jurisdiction shall not be deemed to confer rights on any Person other than the respective parties to this Agreement.

    IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.


                        NATIONAL FIBERSTOK CORPORATION


                        By: /s/ ROBERT M. MILAS
                           ______________________________
                          Name:  ROBERT M. MILAS
                          Title: PRESIDENT & CEO


                        AMERICOMM DIRECT MARKETING, INC.


                        By: /s/ Calvin Ingram
                           ______________________________
                          Name:  Calvin Ingram
                          Title: Chief Executive Officer


                         /s/ Calvin Ingram
                        _______________________________
                        Calvin Ingram

                         /s/ Ann Ingram
                        _______________________________
                        Ann Ingram